Exhibit 3.1

OAKTREE GARDENS OLP, LLC

FIRST AMENDMENT TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Oaktree Gardens OLP, LLC, a Delaware limited liability company (the “Company”), is made and entered into on this 30th day of June 2025, by and between the Company and Oaktree Gardens OLP SPV, L.P., (the “Member”) for the purpose of amending the Amended and Restated Limited Liability Company Agreement of the Company, dated May 4, 2023 (as the same may be further amended or amended and restated from time to time in accordance with its terms, the “Agreement”). Capitalized terms used herein without definition have the meanings specified in the Agreement. All “Section” references herein are references to sections of the Agreement unless otherwise indicated.

RECITALS

WHEREAS, the Company and the Member desire to amend certain provisions of the Agreement;

WHEREAS, pursuant to Section 11.1.1 of the Agreement, such amendments require the written consent of the Board and a majority-in-interest of the Common Unitholders;

WHEREAS, as of the date hereof, the Board and a majority-in-interest of the Common Unitholders have consented to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1. Amendments

(a) Section 4.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall not:

(1)	invest more than 15% of Capital Commitments, in the aggregate and based on cost, in securities issued by, or with respect to, any one Portfolio Company or consolidated group of Portfolio Companies;

(2)	invest more than 40% of Capital Commitments, in the aggregate and based on cost, in Portfolio Companies in any single industry (as determined in good faith by the Investment Adviser);

(3)

invest more than 4% of Capital Commitments, in the aggregate and based on cost, in securities or obligations of a single Portfolio Company or invest more than 20% of Capital Commitments, in the aggregate for all investments pursuant to this clause (b)(3) and, in each case, based on cost, in securities or obligations of Portfolio Companies, in each case that, as determined by the Investment Adviser in its sole discretion, have negative earnings before interest, taxes and depreciation (EBITDA); provided the principal of the loan to any such Portfolio Company shall not exceed 30% of the value of such Portfolio Company;

(4)	invest in the oil and gas sector (as determined in good faith by the Investment Adviser);

(5)

invest in second lien or mezzanine securities, in each case, that are not purchased or acquired in connection with or related to loan restructurings or amendments or invest in equity securities or warrants, in each case, that are not purchased or acquired in connection with or related to a debt financing (including loan restructurings or amendments) provided by the Company;

(6)

invest in Portfolio Companies that are not United States Persons (within the meaning of the Code); provided the Company may invest no more than 20% of Capital Commitments, in the aggregate and based on cost, in securities or obligations of Portfolio Companies that are based in Europe (as determined in good faith by the Investment Adviser); or

(7)

engage in selling securities short unless such sale is for the purpose of hedging currency risk or hedging an existing equity investment of the Company (and, for the avoidance of doubt, the Company may utilize a swap or other derivative to accomplish the intent of the foregoing).

The limitations set forth above with respect to the Company will not apply at the level of any equity or debt securities issued by a special purpose vehicle where the equity of such special purpose vehicle is majority-owned by the Company or any of its consolidated subsidiaries. Compliance with the foregoing investment restrictions will be measured at the time of each investment and will not be affected by (a) subsequent fluctuations in the value of such investment, (b) subsequent conversion, exchange transactions or securities received, retained or otherwise held by the Company in connection with an initial public offering or sale of an investment in a Portfolio Company or (c) other subsequent events or circumstances. For purposes of determining compliance with the limitations in this Section 4.1(b), all references to the Company shall be deemed to include the Company together with all of its consolidated subsidiaries.”

(b) Section 11.1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board during or after the term of the Company, together with the prior written consent of a majority-in-interest of the Common Unitholders.”

2. Effectiveness of Amendment. Each of the undersigned, by its signature below, does hereby give its written consent to the amendment of the Agreement in accordance with the foregoing provisions.

3. Confirmation of the Partnership Agreement. The terms, conditions and agreements set forth in the Agreement, as amended by paragraph 1 of this Amendment, are hereby ratified and confirmed and shall continue in full force and effect.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Amendment shall be invalid or unenforceable under said Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Amendment. In that case, this Amendment shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day, month and year first above written.

OAKTREE GARDENS OLP, LLC

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: General Counsel and Secretary

[Signature page to First Amendment to A&R LLC Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day, month and year first above written.

OAKTREE GARDENS OLP SPV, L.P.
By:	Oaktree OLPG GP, L.P., its general partner
By:	Oaktree OLPG GP Ltd., its general partner
By:	Oaktree Capital Management, L.P., its director

By:	/s/ Brian Price
Name: Brian Price
Title: Managing Director

By:	/s/ Maria Attaar
Name: Maria Attaar
Title: Senior Vice President

[Signature page to First Amendment to A&R LLC Agreement]